UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TICC CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

TPG Specialty Lending, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 5, 2015, TPG Specialty Lending, Inc. issued the following press release:

TPG Specialty Lending, Inc. Files Definitive Proxy Materials with SEC to Solicit TICC Capital Corp. Stockholders to Vote AGAINST the Inferior Benefit Street Partners Transaction

TSLX Mails Letter to TICC Stockholders Urging Them to Vote AGAINST the Management Proposals on the GOLD Proxy Card

TSLX to Ensure TICC Stockholders Can Make Informed Decision about the Company’s Future

October 05, 2015 07:53 AM Eastern Daylight Time

NEW YORK—(BUSINESS WIRE)—TPG Specialty Lending, Inc. (“TSLX”; NYSE: TSLX), a specialty finance company focused on lending to middle-market companies, today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission (“SEC”) in connection with the TICC Capital Corp. (“TICC”; Nasdaq: TICC) special meeting of stockholders to be held on October 27, 2015.

The proxy materials are available through the SEC’s website and at www.changeTICCnow.com. TSLX intends to begin mailing definitive proxy materials to all TICC stockholders immediately.

In addition, TSLX today sent a letter to TICC stockholders urging them to vote the GOLD proxy card AGAINST the management proposals.

Josh Easterly, Chairman and Co-Chief Executive Officer of TSLX, commented on the letter: “TICC stockholders have an important opportunity on October 27 to determine the future of their company. We’re confident that TICC stockholders recognize the superior value presented by our proposal. Only our proposal offers TICC stockholders an upfront premium and the potential for long-term value creation with an industry-leading platform. We urge TICC stockholders to vote the Gold proxy card against management proposals. By doing so, TICC stockholders can halt a value-destroying transaction with Benefit Street Partners and send a clear message to the TICC Board that TICC stockholders prefer the TSLX proposal.”

A copy of the letter follows:

Dear Fellow TICC Stockholders:

PROTECT YOUR INVESTMENT AND VOTE THE GOLD PROXY CARD TODAY! – VISIT WWW.CHANGETICCNOW.COM TO LEARN HOW TO VOTE

On behalf of TPG Specialty Lending, Inc. (“TSLX”), a publicly traded specialty finance company focused on lending to middle-market companies and a fellow stockholder of TICC Capital Corp. (“TICC”), we are writing today to urge you to vote against a value-destroying transaction with Benefit Street Partners, LLC (“BSP”) that rewards an external manager that has consistently underperformed for TICC stockholders. TICC has refused to engage substantively with TSLX on its proposal that offers TICC stockholders an upfront premium and the potential for long-term value creation behind an industry-leading platform.

Vote the GOLD proxy card today to send a clear message to the TICC Board to engage with TSLX.

UNLIKE MANAGEMENT’S PROPOSALS, TSLX WOULD PROVIDE TICC STOCKHOLDERS A SUBSTANTIAL UPFRONT PREMIUM TO THE MARKET VALUE OF THEIR SHARES

We have presented a proposal that would offer you shares of TSLX stock with a market value of $7.50 for each of your existing shares of TICC. Our offer represents a 20% premium to TICC’s closing price on the day before we made our proposal public.

The TICC Board is proposing a transaction with BSP that does not offer you, the stockholder, any upfront consideration at all, only the prospect of paying reduced fees going forward.

THE TSLX PROPOSAL WOULD ENABLE TICC STOCKHOLDERS TO PARTICIPATE IN A LEADING PLATFORM THAT HAS CONSISTENTLY OUTPERFORMED THE SECTOR

TSLX is one of the industry’s leading platforms. But we do not expect you to rely only on our opinion. We urge you to consider what independent analysts have stated about TSLX. One of the leading securities analyst in this sector said: “TSLX is one of our favorite names rising from weakness across the BDC space at large – we see the name at a premium to the group for all the right reasons, including portfolio asset quality, strong returns / dividend coverage and a shareholder-oriented management team.”1

Consider for a moment that a stockholder who invested a dollar with TICC three years before we announced our proposal on September 15, 2015, would have realized a total return of NEGATIVE 13.9% while the exact same dollar invested with TSLX would have realized a total return of 51.6%.

UNLIKE TICC, TSLX HAS A DEMONSTRATED CAPACITY FOR PAYING A SUSTAINABLE DIVIDEND

We believe the current TICC dividend is unsustainable. At least five equity analysts have indicated that the dividend will be cut and neither TICC nor BSP has refuted these reports.2 TICC even felt it necessary to re-issue its first letter to stockholders with amended statements to clarify that a portion of TICC’s 2015 dividend distribution is a return of capital. Paying a dividend by returning investors’ capital is clearly unsustainable and erodes its investment base.

At TSLX, we only pay dividends we can afford. This helps protect stockholder investment over the long-term by maintaining assets available to generate earnings. The simple truth is that, if TICC followed this policy, it would have to cut its dividend. Otherwise all TICC is doing is returning investors’ money and calling it a distribution.

THE TSLX PROPOSAL WOULD STOP A PAYMENT TO THE UNDERPERFORMING TICC EXTERNAL MANAGER THAT HAS DESTROYED THE VALUE OF YOUR INVESTMENT

TSLX is proposing to provide TICC stockholders with a substantial upfront premium to the market value of their shares. Our proposal would not compensate the current TICC manager – one that has significantly underperformed for you, the stockholders. Since TICC’s IPO, the TICC external manager has collected $127.7 million in fees from stockholders’ investments while underperforming the BDC Composite by 154%.3

Under management’s transaction with BSP, TICC stockholders will not receive any upfront compensation, only the prospect of paying reduced fees in the future. At the same time it is estimated the current underperforming manager, which includes members of the TICC Board, will receive $60 million.4 We do not believe a manager of a fund that has traded below net asset value every day this year deserves a payout at all. Further, we do not understand why TICC’s board didn’t simply terminate the contract with the existing adviser.

LEADING INDEPENDENT INVESTMENT PROFESSIONALS AGREE THAT TSLX OFFERS TICC STOCKHOLDERS SUPERIOR VALUE

We feel strongly that the value of our proposal is in the best interest of you, the stockholders. We were excited to see the 9.6% rise in the price of TICC stock on the day our offer was announced5 as well as the support of fellow investors and analysts who immediately recognized the value of our proposal. We urge stockholders to consider the below comments from leading equity analysts and fellow TICC stockholders:

•	“TSLX trumped BSP’s offer, in our view, by presenting TICC’s board with a proposal that would provide a 20% premium to shareholders.” – Cantor Fitzgerald, September 16, 2015

•	“I find TPG’s offer the most compelling, given that it provides an opportunity for TICC Capital investors to exit with an immediate return.” – Mercer Capital Advisers Inc., September 16, 2015

•	“We believe that TSLX management has performed well for shareholders and their offer represents an attractive premium to TICC shareholders in the immediate future.” – PM at large investment manager in NYC cited in Wells Fargo report, September 17, 2015

•	“TSLX has done the industry a favor by forcing this choice and presenting a visible example of how shareholders can seek to unlock value.” – Analyst/PM at a large NYC based investment manager, cited in Wells Fargo report, September 17, 2015

•	“The TSLX offer presents shareholders a strong premium stock price.” – Wells Fargo analyst, September 17, 2015

DON’T BE FOOLED BY TICC’S MISLEADING STATEMENTS

TICC is trying to obscure the premium of our offer by switching the discussion to net asset value. TICC notes the TSLX offer is a 12.8% discount to TICC’s net asset value as of June 30, 2015 but stockholders know full well that they cannot realize net asset value for their shares – they can only realize the trading price for their shares. TICC has focused on the wrong metric – and glosses over the fact that TICC shares have traded at a discount to net asset value every trading day of 2015 and were trading at a 27.1% discount to June 30 net asset value when we publicly announced our proposal.

TICC HAS CONSISTENTLY PRIORITIZED THE EXTERNAL MANAGER AHEAD OF STOCKHOLDERS – DENYING STOCKHOLDERS THE OPPORTUNITY TO SUPPORT TSLX’S OFFER IS ANOTHER EXAMPLE

We believe TICC’s actions speak for themselves – TICC has failed to utilize meaningful stockholder buybacks to support net asset value per share. We view this as a sign of continued prioritization of its external manager (who earns less fee income with a return of capital) over stockholders (who would see the value of their investment increase under such a program).

VOTE THE GOLD PROXY CARD TO UNLOCK VALUE FOR TICC STOCKHOLDERS!

Your vote will stop TICC from pursuing a value destructive transaction. And although voting against one or all of the TICC proposals is not equivalent to voting in favor of the TSLX Proposal, and defeat of the TICC proposals alone will not require TICC to pursue a transaction with TSLX, voting the GOLD proxy card will send a clear message to the TICC board that you prefer the TSLX proposal.

VOTE THE GOLD PROXY CARD. Visit www.changeTICCnow.com for more information about TSLX’s offer and the deficiencies of the BSP transaction.

Sincerely,

Joshua Easterly

Chairman, Board of Directors

Co-Chief Executive Officer

Michael Fishman

Co-Chief Executive Officer

About TPG Specialty Lending

TPG Specialty Lending, Inc. (“TSLX”, or the “Company”) is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, a Securities and Exchange Commission (“SEC”) registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with over $12 billion of assets under management, and the broader TPG platform, a global private investment firm with over $74 billion of assets under management. For more information, visit the Company’s website at www.tpgspecialtylending.com.

Forward-Looking Statements

Information set forth herein includes forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding TSLX proposed business combination transaction with TICC Capital Corp. (“TICC”) (including any financing required in connection with the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding TPG Specialty Lending, Inc.’s (“TSLX”, or the “Company”) (and TSLX and TICC’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements set forth herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of TSLX (and the combined businesses of TSLX and TICC), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of TSLX based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from TSLX’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TSLX is unable to predict or control, that may cause TSLX’s plans with respect to TICC, actual results or performance to differ materially from any plans, future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in TSLX’s filings with the Securities and Exchange Commission (“SEC”).

Risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether TSLX will further pursue, enter into or consummate the transaction on the terms set forth in the proposal or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, adverse effects on TSLX’s stock price resulting from the announcement or consummation of the transaction or any failure to complete the transaction, competitive responses to the announcement or consummation of the transaction, the risk that regulatory or other approvals and any financing required in connection with the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of TICC’s businesses and operations with TSLX’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, liabilities, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

In addition to these factors, other factors that may affect TSLX’s plans, results or stock price are set forth in TSLX’s Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K.

Many of these factors are beyond TSLX’s control. TSLX cautions investors that any forward-looking statements made by TSLX are not guarantees of future performance. TSLX disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Third Party-Sourced Statements and Information

Certain statements and information included herein have been sourced from third parties. TSLX does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein. All information in this communication regarding TICC, including its businesses, operations and financial results, was obtained from public sources. While TSLX has no knowledge that any such information is inaccurate or incomplete, TSLX has not verified any of that information. TSLX reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. TSLX disclaims any obligation to update the data, information or opinions contained herein.

Proxy Solicitation Information

The information set forth herein is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. TSLX has filed with the SEC and commenced mailing to TICC stockholders a definitive proxy statement and accompanying GOLD proxy card to be used to solicit votes at a special meeting of stockholders of TICC scheduled to be held on October 27, 2015 against (a) approval of the new advisory agreement between TICC and TICC Management, LLC (the “Adviser”), to take effect upon a change of control of the Adviser in connection with the entrance of the Adviser into a purchase agreement with an affiliate of Benefit Street Partners L.L.C. (“BSP”), pursuant to which BSP will acquire control of the Adviser, (b) the election of six directors nominated by TICC’s board of directors, and (c) the proposal to adjourn the meeting if necessary or appropriate to solicit additional votes.

TSLX STRONGLY ADVISES ALL STOCKHOLDERS OF TICC TO READ THE TSLX PROXY STATEMENT AND ITS OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH TSLX PROXY MATERIALS ARE AND WILL BECOME AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV AND AT TSLX’S WEBSITE AT HTTP://WWW.TPGSPECIALTYLENDING.COM. IN ADDITION, TSLX WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO TSLX’S PROXY SOLICITOR AT TPG@MACKENZIEPARTNERS.COM.

The participant in the solicitation is TSLX and certain of its directors and executive officers may also be deemed to be participants in the solicitation. As of the date hereof, TSLX directly beneficially owned 1,633,660 shares of common stock of TICC.

Security holders may obtain information regarding the names, affiliations and interests of TSLX’s directors and executive officers in TSLX’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 24, 2015, its proxy statement for the 2015 Annual Meeting, which was filed with the SEC on April 10, 2015 and certain of its Current Reports on Form 8-K. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

[1]	TSLX: A Best In Class BDC (***Thud***As The Microphone Drops), Wells Fargo, August 5, 2015
[2]	TICC Reiterates Rejection Of TSLX’s offer, Wells Fargo, September 22, 2015 and TICC: Writes Letter To Shareholders Urging Them To Vote For BSP, Wells Fargo, September 24, 2015; Board Making a Poor Deal? Should Shareholders Reject the Current Proposal?, Keefe, Bruyette & Woods, September 16, 2015; Brouhaha with TICC Could Spread to Other Out-of-Favor BDCs, Cantor Fitzgerald, September 16, 2015; TICC Capital Corp.: Takeover Heats Up – Maintain Neutral, Ladenburg Thalmann, September 16, 2015; BDC Update: Observations from the TICC rejection of the TSLX proposal, Gilford Securities Inc., September 21, 2015
[3]	Market data as of September 15, 2015; Source: Bloomberg; BDC Composite comprised of ACAS, AINV, ARCC, BKCC, FSC, GBDC, HTGC, MAIN, MCC, NMFC, PNNT, PSEC, SLRC, TCAP and TCRD
[4]	The 9/18 Friday Bocks’d Lunch, Wells Fargo, September 17, 2015
[5]	Represents the percentage change in the TICC share price from the close on September 15th to the close on September 16th

Contacts

Investors:

TPG Specialty Lending

Robert Ollwerther, 212-430-4119

bollwerther@tpg.com

or

Lucy Lu, 212-601-4753

llu@tpg.com

or

Media:

TPG Capital

Luke Barrett, 212-601-4752

lbarrett@tpg.com

or

Abernathy MacGregor

Tom Johnson or Pat Tucker, 212-371-5999

tbj@abmac.com / pct@abmac.com